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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                               SCHEDULE 14D-9
                               (Rule 14d-101)


        SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                   OF THE SECURITIES EXCHANGE ACT OF 1934



                       OFFICIAL PAYMENTS CORPORATION
                         (Name of Subject Company)

                       OFFICIAL PAYMENTS CORPORATION
                    (Name of Person(s) Filing Statement)



                   Common Stock, Par Value $.01 Per Share
                       (Title of Class of Securities)



                                676235 10 4
                   (CUSIP Number of Class of Securities)



                             Mitchell H. Gordon
                   Senior Vice President, General Counsel
                       Official Payments Corporation
                           Three Landmark Square
                      Stamford, Connecticut 06901-2501
                               (203) 356-4200
               (Name, address and telephone number of person
             authorized to receive notice and communications on
                 behalf of the person(s) filing statement)


                              With a copy to:

                           Eric J. Friedman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                       New York, New York 10036-6522
                         Telephone: (212) 735-3000
                         Facsimile: (212) 735-2000

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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